                                                                   EXHIBIT 10.18













                             CONTRIBUTION AGREEMENT
                             AND ESCROW INSTRUCTIONS
                       (Rancho Las Palmas Shopping Center)






                                 By and Between



                      RANCHO LAS PALMAS CENTER ASSOCIATES,
                        a California limited partnership,

                                       and

                      PAN PACIFIC RETAIL PROPERTIES, INC.,
                             a Maryland corporation




                       Dated for Reference Purposes As Of
                                August 13, 1999

                             CONTRIBUTION AGREEMENT
                            AND ESCROW INSTRUCTIONS
                      (Rancho Las Palmas Shopping Center)


        This CONTRIBUTION AGREEMENT AND ESCROW INSTRUCTIONS (this "Agreement") is dated for reference purposes only as of August 13, 1999, and is made to be effective as of the Effective Date (as hereafter defined), by and between RANCHO LAS PALMAS CENTER ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP ("Contributor"), and PAN PACIFIC RETAIL PROPERTIES, INC., A MARYLAND CORPORATION ("Company").



                                R E C I T A L S :

        A. Contributor is the owner of the Property (as hereafter defined), which consists of a shopping center project containing approximately 168,000 square feet of improvements located at the intersection of Highway 111 and Bob Hope Drive in Rancho Mirage, California, as more particularly described in EXHIBIT A.

        B. RONALD C. WARANCH, AS TRUSTEE OF THE RONALD C. WARANCH TRUST ("Waranch") and STANLEY W. GRIBBLE, AS TRUSTEE OF THE STANLEY W. GRIBBLE TRUST ("Gribble"), are the sole limited partners of Contributor, and are the sole shareholders of RLP ASSOCIATES, INC., A CALIFORNIA CORPORATION, the sole general partner of Contributor.

        C. PAN PACIFIC (RANCHO MIRAGE), LLC (the "DownREIT LLC"), a limited liability company qualified under the Internal Revenue Code of 1986, as amended (the "Code"), will be formed as a real estate investment trust subsidiary.

        D. Upon the formation of the DownREIT LLC, PAN PACIFIC RETAIL PROPERTIES, INC. will assign all of its rights and delegate all of its obligations under and pursuant to this Agreement as "Company" to the DownREIT LLC, which will issue and deliver to Contributor Units in exchange for Contributor's conveyance of the Property to the DownREIT LLC, all as more fully and particularly below set forth. Upon such assignment and delegation, all references to Company herein shall refer to the DownREIT LLC.


                                A G R E E M E N T

        NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Contributor and Company hereby agree as follows:




                                       1.
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                                    ARTICLE I

                                 EFFECTIVE DATE

        This Agreement shall be effective on the day (the "EFFECTIVE DATE") when a fully executed copy of this Agreement (or a fully executed copy in counterparts) is deposited with Escrow Holder (as hereafter defined). Escrow Holder is hereby instructed to immediately notify each party to this Agreement of the Effective Date.


                                   ARTICLE II

                                   DEFINITIONS

        The following terms and references shall have the meanings indicated below (such meanings to be equally applicable to both the singular and plural forms of the terms defined and to verbs of any tense):

        (a) "ADDITIONAL RENTS" means amounts tenants may be obligated to pay as additional rent, including certain percentage rent, certain escalations in base rent, and certain pass-throughs of operating and similar expenses.

        (b) "BILL OF SALE" means a bill of sale as defined in Article III(c).

        (c) "BUSINESS DAY" means any day other than a Saturday, Sunday or a Holiday.

        (d) "CLOSING" means the consummation of the transactions contemplated by this Agreement.

        (e) "CLOSING DATE" means the date which is three (3) days after Lender advises Company that the Assumption has been approved and that Lender is ready to close the Assumption.

        (f) "CLTA POLICY" means a standard coverage owner's policy of title insurance.

        (g) "CONTRIBUTION CONSIDERATION" shall have the meaning set forth in
Section 4.1.

        (h) "CONTRACTS" shall have the meaning set forth in Article III(d).

        (i) "CONTRACT ASSIGNMENT" shall have the meaning set forth in Article III(d).

        (j) "CONTRIBUTOR'S EQUITY" shall mean the equity, at Closing, of Contributor in the Property determined by (x) subtracting from the amount of Twenty Million Two




                                       2.

Hundred Thousand and No/100ths Dollars ($20,200,000.00) the principal balance, at Closing, of the loan made by Column Financial, Inc., a Delaware Corporation, to Contributor, which is secured by a first deed of trust encumbering the Property (the "Column Financial Deed of Trust"), and (y) adjusting such difference pursuant to Sections 9.7 and 9.8 below.

        (k) "CONTRIBUTOR'S NON-FOREIGN AFFIDAVIT" shall have the meaning set forth in Section 7.5.

        (l) "DEED" shall have the meaning set forth in Article III(a).

        (m) "DEPOSIT" shall have the meaning set forth in Section 4.2(a).

        (n) "DIMINUTION THRESHOLD" shall have the meaning set forth in Section 13.1(a)(i).

        (o) "DOCUMENTS" means the transfer documents attached as Exhibits to this Agreement.

        (p) "EFFECTIVE DATE" shall have the meaning set forth in Article I.

        (q) "ENVIRONMENTAL LAWS" shall mean any and all presently existing federal, state and local laws (whether under common law, statute, rule, regulation or otherwise), requirements under permits issued with respect thereto, and other requirements of any federal, state or local governmental agency, court, board, bureau or other authority having jurisdiction with respect to or relating to the environment, to any Hazardous Substance or to any activity involving Hazardous Substances, and shall include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C.
Section 9601, et seq.), the Federal Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.) and all amendments thereto in effect as of the Closing Date.

        (r) "ESCROW HOLDER" means the company where escrow shall be established, whose address for this transaction shall be:

               Transnation Title Insurance Company
               2200 US Bancorp Tower
               111 S.W. 5th Avenue
               Portland, Oregon 97201

               Attn:  Theresa Kilmer

               Telephone No: (503) 222-9931
               Facsimile No: (503) 228-4276




                                       3.
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        (s) "ESCROW PERIOD" means the period from and after the Effective Date through the Closing Date or any earlier termination of this Agreement.

        (t) "EXCHANGE CONSIDERATION" shall have the meaning set forth in Section 4.3(b).

        (u) "FF&E" means furniture, fixtures, equipment, machinery, appliances, fittings, and other removable articles of personal property of every kind and nature that are owned by Contributor and used in the operation of the Property, including, without limitation, (i) furnishings, furniture, and equipment, (ii) art work and other decorative items, (iii) built-in appliances, and (iv) office furniture and equipment.

        (v) "GENERAL INTANGIBLES" means the Offsite Rights, the Permits, the Repair Warranties, and other intangible personal property rights of whatever nature (other than the rights evidenced by the Contracts) owned by Contributor and used in the operation and maintenance of the Property.

        (w) "HAZARDOUS MATERIALS" shall mean and include any chemical, compound, material, mixture, waste or substance that is now or hereafter defined or listed in, or otherwise classified pursuant to, any Environmental Laws as a "hazardous substance," "hazardous material," "hazardous waste," "extremely hazardous waste," "infectious waste," "toxic substance," "toxic pollutant" or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, or toxicity including any petroleum, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixture of natural gas and such synthetic gas). "Hazardous Materials" shall include, without limitation, any hazardous or toxic substance, material or waste or any chemical, compound or mixture which is (i) asbestos, (ii) motor oil, gasoline, petroleum or any petroleum by-product, (iii) designated as a "hazardous substance" pursuant to Section 1317 of the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), (iv) defined as a "hazardous waste" pursuant to Section 6903 of the Federal Resource Conservation and Recovery Act, (42 U.S.C. Section 6901 et seq., (v) defined as "hazardous substances" pursuant to
Section 9601 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq.), or (vi) listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR part 302); or in any and all amendments thereto in effect as of the Closing Date; or such chemicals, compounds, mixtures, substances, materials or wastes otherwise regulated under any applicable local, state or federal Environmental Laws.

        (x) "HOLIDAY" means any day on which banking institutions in the State of California are authorized or obligated by law or executive order to close.

        (y) "IMPROVEMENTS" shall have the meaning set forth in Article III(b).




                                       4.

        (z) "INFORMATION" means all documents, reports, studies, and other information or materials (including, without limitation, the Records) delivered or disclosed to Company by Contributor or its agents.

        (aa) "INSPECTION PERIOD" means the period from and after the Effective Date and ending at 5:00 p.m., Pacific Time, on August 16, 1999.

        (ab) "INVENTORY" means the stock of supplies and other consumables of every kind and nature that are owned by Contributor and used exclusively in the operation and maintenance of the Property in the ordinary course of business.

        (ac) "LAND" shall have the meaning set forth in Article III(a).

        (ad) "LEASE" means any lease, sublease, license, or other agreement for the occupancy, possession, or use of any space within the Property (including, without limitation, any storage space, containers, or other facilities), including, without limitation, those leases described on EXHIBIT H attached hereto.

        (ae) "LEASE ASSIGNMENT" shall have the meaning set forth in Article III(e).

        (af) "OFFSITE RIGHTS" means any lease, license, or other agreement (other than a recorded easement) providing for the use of another's real property in conjunction with the operation of the Property (as, by way of illustration and not limitation, use for vehicular parking and/or access).

        (ag) "OWNER'S TITLE POLICY" means a CLTA Policy in the amount of Twenty Million Two Hundred Thousand and No/100ths Dollars ($20,200,000.00), with extended coverage if Company so elects.

        (ah) "PERMIT" means any permit, certificate, license, or other form of authorization or approval issued by a governmental agency or authority and legally required for the proper operation and use of the Property (including, without limitation, any certificates of occupancy with respect to the Improvements, elevator permits, conditional use permits, and zoning variances) to the extent held and assignable by Contributor or otherwise transferable with the Property.

        (ai) "PERMITTED EXCEPTIONS" shall have the meaning set forth in Section 5.1.

        (aj) "PERSONAL PROPERTY" shall have the meaning set forth in Article III(c).

        (ak) "PLANS AND SPECIFICATIONS" shall have the meaning set forth in
Section 7.2(a).

        (al) "PROPERTY" shall have the meaning set forth in Article III.




                                       5.
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        (am) "PRORATIONS" shall have the meaning set forth in Section 8.7(a).

        (an) "PTR" means a current preliminary title report concerning the Real Property issued by the Title Company.

        (ao) "REAL PROPERTY" shall have the meaning set forth in Article III(a).

        (ap) "RECORDS" means all books, records, correspondence, and other files that have been received or generated and maintained in the course of operating the Property that are in Contributor's possession or control.

        (aq) "REPAIR WARRANTIES" means any written guaranties, warranties, or other obligations of any contractor, manufacturer, or vendor for the repair or maintenance of any of the Improvements or FF&E, to the extent assignable by Contributor.

        (ar) "REVENUES" shall have the meaning set forth in Section 8.7(a).

        (as) "SERVICE CONTRACT" means any contract or other arrangement, written or oral, for the continuing provision of services relating to the improvement, maintenance, repair, protection, or operation of the Property.

        (at) "TENANT" means the tenant and occupant of, and any other holder of a possessory right in, all or any portion of the Property pursuant to a Lease.

        (au) "TENANT ESTOPPEL CERTIFICATES" means estoppel certificates to be executed and delivered by each Tenant to Company as provided by Section 7.6.

        (av) "TENANT NOTICES" means notices to the Tenants in the form of EXHIBIT G.

        (aw) "TITLE COMPANY" means Lawyer's Title Insurance Company.

        (ax) "UNIT" means the representative measurement of ownership interest in the DownREIT LLC, whether or not so denominated in the Operating Agreement of the DownREIT LLC.


                                   ARTICLE III

                          PROPERTY SUBJECT TO AGREEMENT

        Contributor hereby agrees to contribute to the DownREIT LLC, and Company, as the managing member of the DownREIT LLC, hereby agrees to accept from Contributor, subject to the terms and conditions set forth herein, all of Contributor's right, title, and interest in the following (collectively, the "PROPERTY"):




                                       6.

        (a) LAND - that certain land described in EXHIBIT A, and all appurtenant rights, privileges, and easements thereto owned by Contributor (collectively, the "LAND"). The Land and the Improvements (collectively, the "REAL PROPERTY") shall be contributed by Contributor to Company pursuant to a Grant Deed ("DEED") substantially in the form of EXHIBIT B attached hereto.

        (b) IMPROVEMENTS - all buildings, structures, fixtures, and other improvements located on the Land (collectively, the "IMPROVEMENTS").

        (c) PERSONAL PROPERTY - all personal property, if any, owned by Contributor and used by Contributor exclusively in the operation, maintenance, and management of the Real Property as of the Closing Date, including, without limitation, the FF&E, the Inventory, the Records, and the General Intangibles (collectively, the "PERSONAL PROPERTY"). The Personal Property shall be contributed by Contributor to Company pursuant to a Bill of Sale (the "BILL OF SALE") substantially in the form of EXHIBIT C.

        (d) CONTRACTS - all contracts and agreements in effect on the Closing Date, if any, including, without limitation, the Service Contracts (collectively, the "CONTRACTS"). Contributor's interest in the Contracts shall be contributed to Company pursuant to an Assignment and Assumption of Contracts, Permits and Other Rights (the "CONTRACT ASSIGNMENT") substantially in the form of EXHIBIT D.

        (e) LEASES - Contributor's interest in the Leases shall be contributed to Company pursuant to an Absolute Assignment and Assumption of Leases (the "LEASE ASSIGNMENT") substantially in the form of EXHIBIT E.


                                   ARTICLE IV

                           CONTRIBUTION CONSIDERATION
                             AND LIQUIDATED DAMAGES

        4.1 CONTRIBUTION CONSIDERATION. The total consideration to be given by Company for Contributor's contribution of the Property (the "Contribution Consideration") shall consist of (i) the assumption by Company of the Existing Loan (below defined) and (ii) delivery of the Exchange Consideration (below defined), all as more particularly set forth below in this Article IV.

        4.2 DEPOSIT.




                                       7.

               (a) Upon the full execution of this Agreement by Company and Contributor, Company shall tender to Escrow Holder an earnest money deposit in the amount of Two Hundred Thousand and No/100ths Dollars ($200,000.00) (the "DEPOSIT"). The Deposit shall be tendered by certified check or cashier's check made payable to Escrow Holder or by wire transfer of current federal funds received and credited to the account of Escrow Holder;

               (b) Provided that Company does not terminate this Agreement pursuant to Article 7, within one (1) Business Day following expiration of the Inspection Period, Company shall tender to the Escrow Holder an additional earnest money deposit in the amount of Three Hundred Thousand and No/100ths Dollars ($300,000.00), which shall become a part of the Deposit from and after the date of tender. Upon the satisfaction, or waiver by Company of all of Company's conditions precedent to closing as set forth in this Agreement, the Deposit shall become non-refundable to Company, except upon a failure of Contributor to consummate the transactions contemplated by this Agreement in accordance with the terms and provisions hereof, or the failure, unless waived in writing by Company, of any other condition provided for in this Agreement for the benefit of Company. Any balance of the Deposit remaining after payment of Company's share of closing costs pursuant to Section 9.8 shall be refunded immediately to Company.

        4.3 DELIVERY OF CONTRIBUTION CONSIDERATION. The Contribution Consideration shall be delivered by Company as below set forth:

               (a) ASSUMPTION OF LIABILITIES. The Real Property is presently encumbered by the Column Financial Deed of Trust securing a loan in the original principal amount of $12,750,000 with a principal balance of $12,661,554.14 as of June 11, 1999 (the "Existing Loan"). The Existing Loan is held presently by LaSalle National Bank, as Trustee ("Lender"). Contributor hereby represents and warrants to Company with respect to the Existing Loan that:

                      (i) Subject to the terms and conditions set forth in the
               Column Financial Deed of Trust, the Existing Loan is assumable with the prior written consent of Lender and the payment to Lender of an assumption fee of one percent (1%) of the then existing principal balance;

                      (ii) The Existing Loan is in full force and effect and
               there is no event of default existing thereunder or any event which with the passage of time or notice, or both, would constitute an event of default either by Contributor, or to the actual knowledge of Contributor, or Lender; and




                                       8.

                      (iii) As of the Closing, all payments and the performance
               of all other obligations of Contributor pursuant to the terms and provisions of the Existing Loan will be fully current.

               Within ten (10) days after the Effective Date, Company, with the full cooperation of Contributor, shall apply to Lender to assume the Existing Loan. Subject to the further provisions of this Agreement, Company shall assume the Existing Loan at Closing (the "Assumption"). While not a condition to Contributor's obligations hereunder, Contributor and Company shall endeavor to secure Contributor's release from its obligations under the Existing Loan; but if Contributor is not released from its obligations under the Existing Loan pursuant to Company's assumption thereof, then Company shall defend, indemnify and hold Contributor and its partners harmless from and against any and all liability for the performance of such obligations arising from and after the Closing. In any event, Company shall defend, indemnify and hold Waranch harmless from and against any and all liability for the performance of any environmental indemnity obligation or "non-recourse carve-out" guaranty obligation undertaken by Waranch, individually, in connection with the Assumption, but only to the extent such performance is required because of environmental or recourse events occurring after the Closing.

               (b) EXCHANGE CONSIDERATION. Subject to the terms and conditions of this Agreement, Contributor agrees to accept Units as the remainder of the consideration to be given for its contribution of the Property (the "EXCHANGE CONSIDERATION"), which shall be issued to Contributor in an amount which shall be determined by dividing Contributor's Equity by Twenty-one Dollars and Twelve and One-Half Cents ($21.125) and rounding to the nearest whole Unit. The parties intend that this exchange of Contributor's Equity for Units shall be treated as a contribution under
        Section 721(a) of the Internal Revenue Code of 1986, as amended. Sixteen percent (16%) of the Units issued as the Exchange Consideration shall be managing Units, and eighty-four percent (84%) shall be non-managing Units.

        4.4 ADDITIONAL CONSIDERATION. In addition to the Contribution Consideration, Contributor shall receive additional consideration (the "Additional Consideration") in an amount which shall be determined as follows:
(x) determine the amount of the difference, if any, between (a) eighty-four percent (84%) of Contributor's Equity and (b) the product of (i) the current price of stock in Pan Pacific Retail Properties, Inc., multiplied by (ii) the number of non-managing Units issued to Contributor pursuant to Section 4.3(b) above, and (y) divide such difference by the current price of stock in Pan Pacific Retail Properties, Inc.; provided, however, that in no event shall the Additional Consideration exceed the number of non-managing Units determined by dividing 500,000 by the current price of stock in Pan Pacific Retail Properties, Inc.




                                       9.

        The "current price" of stock in Pan Pacific Retail Properties, Inc. shall be determined by taking the ten (10) day average public trade/selling price of stock in Pan Pacific Retail Properties, Inc. for the immediate ten (10) trade days prior to the date which is five (5) days prior to the Closing Date.

        4.5 INVESTMENT OF DEPOSIT. Escrow Holder shall place the Deposit in an interest-bearing account with a bank or savings association, the deposits of which are federally insured (up to the amount of One Hundred Thousand and No/100ths Dollars ($100,000.00), as directed in writing by Company, with notice to Contributor. All references in this Agreement to the Deposit shall include the interest thereon.

        4.6 DEPOSIT AS LIQUIDATED DAMAGES. IF THE SALE OF THE PROPERTY AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED BECAUSE OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF COMPANY, ESCROW HOLDER, WITHOUT ANY FURTHER INSTRUCTION FROM EITHER CONTRIBUTOR OR COMPANY, SHALL PAY TO CONTRIBUTOR THE DEPOSIT AND CONTRIBUTOR SHALL RETAIN THE DEPOSIT AND ALL INTEREST EARNED THEREON AS LIQUIDATED DAMAGES. THE PARTIES ACKNOWLEDGE THAT CONTRIBUTOR'S ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY COMPANY WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY PLACING THEIR SIGNATURES BELOW, THE PARTIES EXPRESSLY AGREE AND ACKNOWLEDGE THAT THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF CONTRIBUTOR'S DAMAGES. THE PARTIES FURTHER ACKNOWLEDGE THAT CONTRIBUTOR'S RETENTION OF THE DEPOSIT AND ALL INTEREST EARNED THEREON HAS BEEN AGREED UPON AS CONTRIBUTOR'S EXCLUSIVE REMEDY AGAINST COMPANY IN THE EVENT OF A DEFAULT ON THE PART OF COMPANY, OTHER THAN THE ADDITIONAL AND SEPARATE OBLIGATIONS OF COMPANY UNDER SECTIONS 5.3, 5.5, 15.2, AND 15.10 HEREOF, WHICH OBLIGATIONS SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT. IN ADDITION, COMPANY SHALL PAY ALL TITLE AND ESCROW CANCELLATION CHARGES IN THE EVENT OF A DEFAULT BY COMPANY.

"Contributor"                           "Company"

RANCHO LAS PALMAS CENTER ASSOCIATES,    PAN PACIFIC RETAIL PROPERTIES, INC.,
A CALIFORNIA LIMITED PARTNERSHIP        A MARYLAND CORPORATION

By:  RLP ASSOCIATES, INC.
Its: GENERAL PARTNER

     ________________________________
                                        By:  STUART A. TANZ
     ________________________________   Its: PRESIDENT & CHIEF EXECUTIVE OFFICER




                                      10.

        By:
        Its:



                                    ARTICLE V

                                   INSPECTION

        5.1 DUE DILIGENCE REVIEW. Company, at its sole cost and expense, shall have the right to a Due Diligence Review in accordance with the following terms and conditions. A "DUE DILIGENCE REVIEW" means (a) an inspection, examination and evaluation of the Information, and (b) the conduct of physical tests, inspections and other investigations on the Property and all portions thereof leased by Tenants ("INSPECTION STUDIES"), all in order that Company may determine, in its sole and absolute judgment and discretion, whether the Property is acceptable to Company.

        5.2 RIGHT TO TERMINATE. Notwithstanding anything to the contrary in this Agreement, Company may terminate this Agreement by giving notice of termination to Contributor on or before the termination of the Inspection Period. If Company duly exercises that right, then Escrow Agent is hereby instructed to return the Deposit to Company without further instruction from either Company or Contributor. If Company does not give the notice of termination, then Company shall be deemed to have approved the Property with respect to the matters set forth in Sections 5.1 and 7.2, and provided Company makes the additional earnest money deposit pursuant to Section 4.2 (b) hereof, this Agreement shall continue in full force and effect, subject, however, to Company's other termination rights hereunder. Contributor acknowledges that Company may, but is not obligated to, expend time, money, and other resources in connection with the Due Diligence Review of the Property, and that, notwithstanding the fact that this Agreement may terminate pursuant to this Section 5.2 and other applicable provisions of this Agreement, such time, money, and other resources that may be expended constitute adequate consideration for Contributor's execution of and entry into this Agreement.

        5.3 ACCESS & INQUIRIES.




                                      11.

               (a) Company and its representatives, agents and contractors shall have reasonable access to the Property, including all areas leased to Tenants, for the purpose of causing any necessary update of an ALTA survey of the Land and Improvements prepared previously and which Contributor will make available to Company, and conducting architectural, engineering, geotechnical, and environmental inspections and tests (including intrusive inspection and sampling), feasibility studies, and any other inspections, studies, or tests reasonably required by Company; provided, however, that Company shall not undertake any intrusive inspection or sampling without first obtaining the written consent of Contributor, which consent shall not be withheld unreasonably. Company shall keep the Property free and clear of any liens as a result of any entry on the Property pursuant to this Section 5.3(a).

               (b) During the pendency of this Agreement, Contributor shall make available to Company, and Company and its representatives, agents and contractors shall have a continuing right of reasonable access to and the right to examine and make copies of, all books and records; construction plans; correspondence; documents; contracts; agreements; Leases, as well as Lease files with histories; and other materials relating to the Property in Contributor's possession or control, including, without limitation, the right to conduct a "walk-through" of the Property prior to the Closing upon appropriate notice to Tenants and subject to the rights of all Tenants under their Leases.

               (c) In the course of its Due Diligence Review, Company may make inquiries to third parties including, without limitation, Tenants, lenders, contractors, property managers, parties to the Information and Contracts, and municipal, local, and other government officials and representatives, and Contributor consents to such inquiries.

        5.4 NEW AGREEMENTS. During the period from the Effective Date until the Closing Date, and as a condition to Company's obligations to purchase the Property, Contributor shall comply with the following:

               (a) During the period from the Effective Date until the Closing Date, and as a condition to Company's obligations to purchase the Property, Contributor, without the prior written consent of Company, such consent not to be unreasonably withheld or delayed, shall not (i) amend or terminate any Lease, tenancy, license or other right of occupancy or use for any portion of the Property or any assignment or sublet thereunder, (ii) consent to the assignment of any Leases or subleasing of any of the Property, or (iii) enter into any new Lease of the Property or any portion thereof. In the event Contributor elects to seek Company's approval of any such matters, then Contributor shall so notify Company, and if Company fails to notify Contributor, within five
        (5) Business Days after Company's receipt of such notice, of any objection Company has




                                      12.

        hereunder to any action described therein, then Company shall be deemed to have consented to such action.

               (b) Contributor shall not, without the prior written consent of Company in each instance (such consent not to be unreasonably withheld), enter into any commitment, contract, option or other agreement of any kind with respect to the repair, maintenance or operation of the Property, unless such contracts, etc. have terms that expire prior to Closing.

        5.5 CONDUCT OF INSPECTIONS.

               (a) Any entry by Company onto the Property shall be subject to, and conducted in accordance with, all applicable laws, statutes, rules and regulations and the terms of any Leases so as to avoid any material interference with the operations and occupancy of the Property and to avoid any material disturbance of any of the Tenants or the possessory rights of any of the Tenants. Company shall promptly restore the Property to its previous condition before any such inspections, studies, or tests were performed.

               (b) Company or its agents may undertake borings or other disturbances of the soil with Contributor's prior written approval (not to be unreasonably withheld), provided that the soil borings and other disturbances shall be sealed and closed using materials and techniques that conform with all applicable laws, statutes, rules and regulations and industry and governmental standards, and the soil shall be recompacted to the condition immediately before any such borings were undertaken.

               (c) Notwithstanding any general liability or other insurance that may be maintained by Company, Company hereby agrees to indemnify, defend and hold harmless Contributor and its partners and its and their partners, shareholders, directors, officers, employees, and agents and all Tenants from and against any claims, losses or damages (including attorneys' fees and costs) arising from or in connection with the due diligence and inspection activities conducted on the Property by Company and or its agents, including, without limitation, any damages to the Property or any property of any Tenant arising from or relating to any inspections, studies or tests performed by Company or its agents. The foregoing indemnification obligation of Company shall survive any termination of this Agreement or the delivery of the Deed, and the transfer of title to the Property. If this Agreement is terminated, Company shall deliver to Contributor, within ten (10) Business Days of such termination, the results and copies of any and all surveys, reports, tests or studies made by or for Company with respect to the Property.

                                   ARTICLE VI

                                TITLE TO PROPERTY




                                      13.

        6.1 TITLE. At the Closing, Contributor shall convey to Company title to the Real Property by execution and delivery of the Deed. The Owner's Title Policy shall show title as subject to no exceptions other than the following (collectively, the "PERMITTED EXCEPTIONS"):

               (a) The lien for real estate taxes and assessments not yet delinquent;

               (b) Interests of Tenants pursuant to the Leases;

               (c) The Column Financial Deed of Trust; and

               (d) Such other exceptions to title as may be approved in writing by Company pursuant to Section 7.1 hereof.

        6.2 TITLE INSURANCE. Company's obligation to purchase the Property shall be subject to the irrevocable commitment of the Title Company to issue the Owner's Title Policy upon payment of its normal premium on the Closing Date. In addition, and provided Company satisfies any requirements of the Title Company therefor prior to the Closing Date, the Owner's Title Policy shall be issued together with such endorsements thereto as Company may request; provided, however, that if any such endorsements are required to change an exception to title to which Company has objected, and which Contributor has agreed to cure, into a Permitted Exception, then the cost of such endorsement shall be paid by Contributor.

        6.3 PERSONAL PROPERTY AND CONTRACTS. At the Closing, Contributor shall transfer to Company title to the Personal Property and Contributor's interest in the Contracts by execution and delivery of the Bill of Sale and the Contract Assignment. Company shall assume the performance of all of Contributor's obligations under the Contracts arising after the Closing Date, but only as to those Contracts listed on Schedule I to the Contract Assignment.


                                   ARTICLE VII

              COMPANY'S ADDITIONAL CONDITIONS PRECEDENT TO CLOSING

        Company's obligation to accept the Property shall be conditioned upon the fulfillment of each of the following conditions precedent:

        7.1 APPROVAL OF TITLE.

               (a) Company shall have reviewed and approved, within the time period and in the manner provided below, the PTR, including copies of all documents referred to in the PTR (other than encumbrances to be discharged by Contributor on or before Closing).




                                      14.

               (b) Contributor shall cause the PTR and all supporting materials, including copies of all documents referred to in the PTR to be delivered to Company by 4:00 p.m., Pacific time, on or before the fifth (5th) Business Day after the Effective Date (the "Title Delivery Date"). On or before the seventh (7th) Business Day from and after delivery to Company of the PTR and all supporting materials, Company shall notify Contributor and Escrow Holder in writing which exceptions to title shown in the PTR, if any, will not be accepted by Company (collectively, the "DISAPPROVED TITLE MATTERS"); all other matters and exceptions to title shown in the PTR shall be deemed approved by Company. If Company fails to notify Contributor and Escrow Holder within the required time period of any Disapproved Title Matters, Company shall be deemed to have approved the condition to the Real Property as to such title and survey matters. If Company notifies Contributor of any Disapproved Title Matters, Contributor shall have until 5:00 p.m., Pacific time, on the third (3rd) Business Day after Contributor's receipt of such notice to notify Company and Escrow Holder in writing that:

                      (i) Contributor shall use its reasonable efforts to either
               (A) cause any Disapproved Title Matters to be removed by the Closing, or (B) obtain, at Contributor's expense, an endorsement or other curative effect acceptable to Company in Company's sole and absolute discretion; or

                      (ii) Contributor elects not to cause any such Disapproved
               Title Matters to be removed.

               (c) If Contributor gives Company and Escrow Holder notice under subsection (b)(ii) above, Company shall have until 5:00 p.m., Pacific time, on the third (3rd) Business Day after Company's receipt of such notice to notify Contributor and Escrow Holder that (i) Company revokes its disapproval of such exceptions(s) and will proceed with the purchase without any reduction in the Contribution Consideration and take title to the Property subject to such exception(s), or (ii) Company will terminate this Agreement, in which case the terms and provisions of
        Section 7.11 shall apply. The foregoing procedure shall also be applicable to any new matters which are disclosed in any updates, supplements or amendment to the PTR or Survey.

        7.2    APPROVAL OF OTHER MATTERS.

               (a) By 5:00 p.m., Pacific time, on or before the third (3rd) Business Day after the Effective Date, Contributor will deliver to Company, or allow Company reasonable access to, at the Property, at Contributor's place of business, or at such other location as Contributor may reasonably indicate, during reasonable times agreed upon in advance by Company and Contributor, the following, expressly subject to such items being in the possession of or reasonably available to Contributor or its manager for the Property:




                                      15.

                      (i) a current rent roll and copies of all Leases disclosed thereon, together with all amendments thereto;

                      (ii) copies of all Contracts;

                      (iii) a schedule of all Personal Property;

                      (iv) copies of the most recent property tax bills for the
               Property;

                      (v) operating statements for Contributor's fiscal years
               1997, 1998 and 1999 year to date;

                      (vi) plans and specifications (as-builts, if available)
               for construction of the Improvements (the "PLANS AND SPECIFICATIONS");

                      (vii) copies of certificate(s) of occupancy, and any
               governmental licenses and permits regarding the Property;

                      (viii) financial statements for the Tenants;

                      (ix) a schedule of filed litigation regarding or
               affecting, directly or indirectly, the Property;

                      (x) an aged receivables report current as of the Effective
               Date;

                      (xi) copies of environmental reports, studies and
               assessments within Contributor's possession or control covering the Property;

                      (xii) copies of all CC&R's affecting the Property;

                      (xiii) copies of all soil reports and analyses within
               Contributor's possession or control pertaining to the soils, seismological, geological and drainable conditions of the Property;

                      (xiv) copies of construction and equipment warranties
               within Contributor's possession; and

                      (xvi) all other material, non-proprietary materials,
               reports and information relevant to the Property.

               (b) On or before the expiration of the Inspection Period, Company shall notify Contributor and Escrow Holder in writing if Company objects to any of the matters referred to above or to Company's own inspection of the Property




                                      16.

        described in Section 5.1 hereof, and Company's failure to notify Contributor of any such objection shall be deemed to be Company's approval of such matters.

        7.3 COMPLIANCE BY CONTRIBUTOR. Contributor shall have complied with each and every material covenant, undertaking and agreement to be kept or performed by Contributor as provided in this Agreement; and each representation and warranty made in this Agreement by Contributor shall remain true and accurate in all material respects both at the time made and on the Closing Date.

        7.4 NO MATERIAL ADVERSE CHANGE IN PHYSICAL CONDITION. As of the Closing Date, there shall have been no material adverse change in the condition of the Property or any material portion thereof, excepting any event(s) of destruction, damage, or condemnation described in Section 13.1 or 13.2.

        7.5 NO INSOLVENCY. Contributor (i) shall not be in receivership or dissolution, (ii) shall not have made an assignment for the benefit of creditors or admitted in writing its inability to pay its debts as they mature, or (iii) shall not have been adjudicated a bankrupt or filed a petition in voluntary bankruptcy or a petition or answer seeking reorganization or an arrangement with creditors under the Federal bankruptcy law or any other similar law or statute of the United States or any jurisdiction and no such petition shall have been filed against Company or any of its general partner(s), if any.

        7.6 TENANT ESTOPPELS. Company shall have received a Tenant Estoppel Certificate for all Tenants whose leasable square footage under their respective Leases is greater than 4,000 square feet, and from eighty percent (80%) of all remaining Tenants, which Estoppel Certificates shall be in substantially the same form as EXHIBIT H attached hereto, or in such other form as is acceptable to Company in the reasonable exercise of its discretion; and otherwise as to each such Tenant Estoppel Certificate in such content as is acceptable to Company. Company shall have five (5) Business Days from receipt of such Tenant Estoppel Certificates to advise Contributor in writing of its approval or disapproval of same, which approval will not be withheld unreasonably. If necessary, at Company's election the Closing Date shall be extended so as to allow such five (5) day inspection period. In the event Company disapproves of any of such Tenant Estoppel Certificates, Company may terminate this Agreement as provided in Section 7.11 below. In the event Contributor is unable through diligent efforts to obtain any of the Tenant Estoppel Certificates, Company may, but will not be obligated to, accept in lieu thereof an estoppel certificate from Contributor (a "Contributor's Estoppel") in substantially the form of Exhibit "H" attached hereto, or in such other form and content acceptable to Company in the reasonable exercise of its discretion.

        7.7 APPROVAL OF ASSUMPTION DOCUMENTS. Company shall have reviewed and approved, which approval shall not be withheld unreasonably, the form and content of each of the documents, instruments, schedules and any and all other writings required by Lender to be executed and delivered by Company in order for Company to assume the Existing Loan (collectively, the "Assumption Documents").




                                      17.

        7.8 LEASE PAYMENTS AND RENTS. Contributor shall have paid fully, or Company shall receive a credit against the Contribution Consideration, for any and all rent concessions, leasing commissions and tenant improvement costs, and all other amounts payable by Contributor as provided in this Agreement with respect to such Lease and the premises leased thereunder.

        7.9 CONSTRUCTION COSTS. Contributor shall have paid fully for the construction and all other costs for all Improvements relative to the Property, such Improvements shall have been substantially completed, notices of completion shall have been recorded for such Improvements, and final certificates of occupancy issued therefor.

        7.10 DOWNREIT LLC; DISTRIBUTION OF UNITS; OPERATING AGREEMENT. The DownREIT LLC shall have been formed under and pursuant to the laws of the State of Nevada, fully qualified to transact business in the State of California, all on such terms as are mutually agreeable to Pan Pacific Retail Properties, Inc., and Contributor through good faith and diligent negotiations; and all of Pan Pacific Retail Properties, Inc.'s, rights and obligations hereunder shall have been assigned and delegated to the DownREIT LLC.

        Concurrently with the Closing (i) Contributor shall have distributed to Waranch the non-managing Units issued to Contributor, and the managing Units to Gribble (ii) Gribble and Pan Pacific Retail Properties, Inc. shall have consummated the transaction contemplated pursuant to the Membership Interest Purchase Agreement ("Related Agreement") entered into of even date herewith by and between Pan Pacific Retail Properties, Inc. and Gribble and (iii) Waranch and Pan Pacific Retail Properties, Inc. shall have entered into an operating agreement with respect to the DownREIT LLC on such terms as are mutually agreeable to each party through good faith and diligent negotiations.

        7.11 WAIVER; TERMINATION.

               (a) At any time or times on or before the Closing, at Company's election, Company may waive any of the foregoing conditions by written notice to Contributor. Other than Company's closing the transaction contemplated by this Agreement which shall waive all such unfulfilled conditions, no waiver shall be effective unless made in writing specific as to the conditions or matters so waived. Except as expressly provided otherwise herein, no such waiver shall be inferred or implied by any act or conduct of Company or reduce the rights or remedies of Company arising from any breach of any undertaking, agreement, covenant, warranty, or representation of Contributor under this Agreement.

               (b) If any of the foregoing conditions are neither fulfilled, waived, nor deemed to have been approved or waived as herein provided, Company, at its election by written notice to Contributor, may terminate this Agreement and be




                                      18.

        released from all obligations under this Agreement (other than those described in this Section 7.11 and Sections 5.3, 5.5, 15.2 and 15.10 hereof). In the event of such termination by Company, the Deposit and all interest accrued thereon shall be returned immediately to Company, all documents deposited in Escrow by Company or Contributor shall be returned to the depositing party, the costs of the Title Company and Escrow Holder shall be borne equally by Company and Contributor, and, except as otherwise set forth in this Article VII, each party hereto shall bear its own costs incurred herewith. If any non-fulfilled conditions also constitute a breach by Contributor of its obligations under this Agreement, then Company may proceed also under Section 9.12(a) below.


                                  ARTICLE VIII

                  CONTRIBUTOR'S CONDITIONS PRECEDENT TO CLOSING

        Contributor's obligation to contribute the Property shall be conditioned upon the fulfillment of each of the following conditions precedent:

        8.1 COMPLIANCE BY COMPANY. Company shall have complied with each and every covenant, undertaking and agreement to be kept or performed by Company as provided in this Agreement; and each representation and warranty made in this Agreement by Company shall remain true and accurate in all material respects both at the time made and on the Closing Date.

        8.2 CURRENT PRICE. The current price of Pan Pacific Retail Properties, Inc.'s stock shall not be below Eighteen and 50/100ths Dollars ($18.50).

        8.3 DOWNREIT LLC; DISTRIBUTION OF UNITS; OPERATING AGREEMENT. The DownREIT LLC shall have been formed on such terms as are mutually agreeable to Contributor and Pan Pacific Retail Properties, Inc. through good faith and diligent negotiations; and all of Pan Pacific Retail Properties, Inc.'s rights and obligations hereunder shall have been assigned and delegated to the DownREIT LLC.

        Concurrently with the Closing (i) Contributor shall have distributed to Waranch the non-managing Units issued to Contributor, and the managing Units to Gribble (ii) Gribble and Pan Pacific Retail Properties, Inc. shall have consummated the transaction contemplated pursuant to the Related Agreement and
(iii) Waranch and Pan Pacific Retail Properties, Inc. shall have entered into an operating agreement with respect to the DownREIT LLC on such terms as are mutually agreeable to each party through good faith and diligent negotiations.

        8.4 NO MATERIAL ADVERSE CHANGE. Except as provided in Section 7.2 above, there shall have been no material adverse change in the business, financial condition or results of operations of Company. For purposes of the foregoing sentence, the parties




                                      19.

acknowledge that variations in the share price of Company's capital stock on the New York Stock Exchange shall not be considered in making such determination.

        8.5 TERMINATION. If any of the foregoing conditions are neither fulfilled nor waived by Contributor, Contributor shall have the option to terminate this Agreement by delivering to Company and Escrow Holder written notice of such termination; provided, however, that Contributor may not terminate this Agreement under this Section 8.5 unless Company fails to cause any non-fulfilled condition(s) to be satisfied within three (3) days after written notice thereof from Contributor. If any non-fulfilled condition(s) also constitute a breach by Company of its obligations under this Agreement, Contributor shall have the right to proceed under Section 9.12(b) below. If Contributor elects to terminate this Agreement, Escrow Holder, without any further instruction from either Company or Contributor, shall pay to Contributor the Deposit if the condition that was not satisfied is the condition set forth in Section 8.1, or if Company fails to make the additional earnest money deposit required by Section 4.2(b) following Company's approval or deemed approval pursuant to Sections 7.1 and Section 7.2. Thereafter, this Agreement shall be null and void and of no further force or effect and, except as provided in this
Section 8.5 and Sections 5.3, 5.5, 15.2 and 15.10 hereof, neither party shall have any further rights or obligations hereunder, other than those rights and obligations that, by their terms survive the termination of this Agreement. In the event of such termination by Contributor, all documents deposited in Escrow by Company or Contributor shall be returned to the depositing party, the costs of the Title Company and Escrow Holder shall be borne equally by Company and Contributor and each party hereto shall bear its own costs incurred herewith.


                                   ARTICLE IX

                               ESCROW AND CLOSING

        9.1 DEPOSIT WITH ESCROW HOLDER AND ESCROW INSTRUCTIONS. Escrow herein (the "ESCROW") shall be established with Escrow Holder, at the address set forth above. Upon execution of this Agreement, the parties shall deposit an executed copy of this Agreement with Escrow Holder. This Agreement shall serve as the instructions to Escrow Holder to consummate the transaction contemplated hereby.

        9.2 CLOSING.

               (a) Except as may be provided otherwise herein, the Closing shall occur on the Closing Date, unless the parties hereto agree in writing to an earlier or later date.

               (b) If either party has complied with the terms and conditions of this Agreement before the scheduled Closing Date and the other party is not in a position to close by the scheduled Closing Date (other than for reasons beyond such party's control), the defaulting party shall be deemed to be in material




                                      20.

        breach of this Agreement. The party who has fully complied may terminate this Agreement and, whether or not this Agreement is terminated, Company may exercise all remedies available to it at law or in equity, and Contributor's remedies shall be limited to the provisions for liquidated damages set forth in Section 4.6 hereof.

        9.3 DELIVERIES BY CONTRIBUTOR. At least one (1) Business Day prior to the Closing Date, Contributor shall deliver or cause to be delivered to Escrow Holder the following:

               (a) the Deed, duly executed and acknowledged by Contributor and in recordable form;

               (b) the Assumption Documents executed by Contributor as required by Lender, if at all;

               (c) Contributor's Non-Foreign Affidavit, if required, in the form of EXHIBIT F attached hereto, duly executed and acknowledged by Contributor;

               (d) any other documents, or instruments called for hereunder to be paid, executed, or delivered by Contributor that have not previously been delivered by Contributor to Escrow Holder; and

               (e) such articles of incorporation, agreements or certificates of partnership, resolutions, authorizations, bylaws, certifications or other corporate, partnership or trust documents or agreements or other reasonable proof of authority relating to Contributor as Company or Escrow Holder shall reasonably require in connection with this transaction.

        9.4 DELIVERIES BY COMPANY. At least one Business Day prior to the Closing Date, Company shall deliver or cause to be delivered to Escrow Holder the following:

               (a) immediately available funds sufficient to pay Company's portion of the closing costs, and any other amounts payable by Company in order to permit Escrow Holder to close the Escrow;

               (b) the Assumption Documents executed by Company;

               (c) Units sufficient to satisfy the Exchange Consideration, and the Additional Consideration, if any; and

               (d) any other cash, documents or instruments called for hereunder to be paid, executed or delivered by Company or that are required for the Closing hereunder that have not been previously delivered by Company to Escrow Holder.




                                      21.

        9.5 ADDITIONAL DELIVERIES BY COMPANY AND CONTRIBUTOR. At least one (1) business day prior to the Closing Date, Contributor and Company also shall deliver or cause to be delivered to Escrow Holder, the following documents:

               (a) the Bill of Sale, duly executed and acknowledged by Contributor;

               (b) the Contract Assignment, duly executed and acknowledged by Contributor and Company;

               (c) the Lease Assignment, duly executed and acknowledged by Contributor and Company and in recordable form; and

               (d) a closing statement prepared by Escrow Holder and approved by Company and approved by Contributor.

        9.6 OTHER INSTRUMENTS. Contributor shall execute and deliver all Tenant Notices to Tenants concurrently with the Closing, and shall provide copies of same for Company's review not later than two (2) days prior to the Closing Date. Contributor and Company each shall deposit any other documents or instruments that may be reasonably required by the other party and/or Escrow Holder, or that are otherwise required to close the Escrow and consummate the purchase and sale of the Property in accordance with the terms hereof.

        9.7 PRORATIONS AND APPORTIONMENTS.

               (a) All revenues from the Property and all expenses of the Property shall be prorated and apportioned as of 12:01 a.m., Pacific time, on the Closing Date (the "PRORATIONS"). Taxes shall be prorated as of the Closing Date, based on a 365-day year. Contributor shall be charged and credited for such Prorations up to the Closing Date and Company shall be charged and credited (or, at Contributor's option, paid by check for unused security or other deposits) for all of the same on and after the Closing Date. Prior to the Closing, Company and Contributor shall review and approve the Prorations. If the actual amounts to be prorated are not then known, or if any additional expenses are incurred or income received after the date the Prorations are made, the Prorations shall be made on the basis of the best evidence then available. When actual figures are later received, a cash settlement will be made between Contributor and Company. To the extent possible, Contributor shall have all metered utilities read by the applicable utility provider as of the Closing Date. As to each utility which is so read, Contributor shall have the responsibility to pay at Closing each bill therefore, and Company shall be responsible for all subsequent charges for such utilities. To the extent such utilities may not be read as of the Closing, such utility bills shall be prorated when the last bill incurred by Contributor is received. No Prorations shall be made for rents, license payments, receivables or accounts




                                      22.

        ("REVENUES") delinquent as of the Closing Date, and no credit shall be given to Contributor for any Revenues delinquent as of the Closing Date. As used in the immediately preceding sentence, the term "delinquent" shall mean, with respect to any Revenue, that the Revenue in question accrued at any time prior to the then-current calendar month. Nevertheless, if Company collects any Revenues that were delinquent on or before the Closing, such Revenues shall be attributed first to the current Revenues and then to the portion that was delinquent on or before the Closing and Company shall promptly remit to Contributor the portion of such Revenues collected, if any, attributable to the period of time prior to the Closing Date; provided, however, that Contributor shall not be entitled to commence any legal proceeding or alternative proceedings seeking to evict any Tenant because of such Tenant's failure to pay delinquent rents or amounts claimed to be owing by Contributor.

               (b) Tenants may be obligated to pay Additional Rents. Contributor shall estimate a "true-up" of Additional Rents as of the Closing Date, and Additional Rents shall be prorated as of the Closing on the basis of such estimated true-up. Contributor and Company shall re-prorate Additional Rents (including any portions thereof that may be required to be refunded to Tenants) at the time that such estimated true-up is actually adjusted and/or reconciled. Any amounts that may be due from Contributor as a result of such re-prorations shall be paid by Contributor to Company promptly after written request therefor is delivered to Contributor by Company (together with evidence reasonably satisfactory to Contributor of the amounts due the Tenants). Any amounts that may be due to Contributor as a result of such re-prorations shall be paid by Company to Contributor promptly following such re-prorations. Notwithstanding the foregoing, Contributor shall have reconciled fully, and made all necessary adjustments with Tenants, Additional Rents for all prior years through 1998, prior to the Closing Date; and Contributor shall be responsible for reconciling with Tenants all Additional Rents for the period January 1, 1999 to the Closing Date within ninety (90) days following the Closing Date. Contributor shall be responsible for reimbursing to Tenants, and may collect from Tenants, as applicable, all Additional Rents required pursuant to such reconciliation; Contributor shall not be entitled to commence any legal proceeding or alternative proceedings seeking to evict any Tenant because of such Tenant's failure to pay delinquent rents or amounts claimed to be owing to Contributor. If Contributor is not entitled under the applicable Leases to collect from Tenants any underpayments in Additional Rents at the time Contributor completes such reconciliation, Company shall pay to Contributor the amount of such underpayments at the time that estimates are adjusted and/or reconciled in accordance with the Leases, but only to the extent such payments are actually made by such Tenants to Company. Company agrees to cooperate with Contributor in sending bills for such underpayments to the applicable Tenants.




                                      23.

               (c) Contributor shall be responsible for the payment of all leasing commissions earned prior to the Effective Date, and Company shall be responsible for the payment of any leasing commissions earned from and after the Effective Date, regardless of when any such leasing commissions become due, provided that such commissions have been disclosed to and approved by Company prior to expiration of the Inspection Period. Each party to this Agreement shall indemnify the other party against and hold the other party harmless (using counsel reasonably satisfactory to such other party) from and against any and all damages, liabilities, costs, expenses and losses (including, but not limited to attorneys' fees and costs) arising out of any action for the collection of leasing commissions that are such party's responsibility pursuant to this subsection.

               (d) The provisions of this Section shall survive the Closing.

        9.8    COSTS AND EXPENSES; CREDITS.

               (a) Company and Contributor shall pay equally all costs and fees charged by Lender in accordance with the terms and provisions of the Existing Loan with respect to Company's assumption of the Existing Loan, including the assumption fee. Contributor shall pay for that portion of the premium for the Owner's Title Policy in the amount of the Contribution Consideration attributable to standard coverage, and Company shall pay the portion attributable to extended coverage. Contributor shall pay the cost of any city and/or county transfer taxes applicable to the transfer of the Property to Company, all recording charges for the Deed, and the cost, if any, to record any corrective instruments. If Company elects to obtain endorsements for the Owner's Title Policy, in addition to those necessary to cure title objections as provided for in Section 6.2, Company shall pay all the premiums for such additional endorsements. Company shall also pay any special sales, gross receipts or transaction taxes imposed on Company in connection with the purchase and sale of the Property. Costs and charges of the Escrow shall be borne equally by Contributor and Company. All other taxes, costs, and charges for the sale of the Property shall be paid by Contributor and/or Company, as the case may be, in accordance with the usual customs and practices in the county in which the Real Property is located.

               All costs, prorations or adjustments not known as of Closing shall be handled after Closing in cash or other mutually agreeable medium.

               (b) If at Closing the Property has greater than 8,000 square feet of vacant leaseable space, Contributor shall credit Company through Escrow an amount equal to one year's base rent and estimated triple net charges on all such vacancy over 8,000 square feet. The lease rate to be applied shall be Eleven and no/100ths Dollars ($11.00) per square foot. In addition, Company




                                      24.

        shall receive a credit through Escrow at the rate of Fifteen and No/100ths Dollars ($15.00) per square foot for such vacancy over 8,000 square feet to compensate Company for anticipated tenant improvements and commissions. If at the Closing the Property has greater than 8,000 square feet of vacant leasable space, but Contributor, with the consent and approval of Company as herein provided, has entered into a binding Lease with a Tenant for a portion or all of such vacant space, then the amount to be credited Company for such leased but vacant space shall be based on the actual tenant improvement allowance and commission, if any, for which the landlord is to be responsible with respect to such Lease(s), and the credit for one year's base rent for such Lease(s) shall be limited to that portion of the first (1st) full calendar year from and after Closing for which such Tenant(s) is not required to pay base rent; provided, however, that Company shall be credited fully for all rent concessions applicable to such period.

               If Contributor and Company agree to proceed with the proposed Applebee's ground lease, Contributor shall be responsible for all costs associated with such leasing, including, without limitation, all site work, tenant improvement allowances and commissions. In addition, Company will receive a credit through Escrow for an amount equal to the monthly rent for the period of time from close of Escrow until Applebee's is obligated to start paying rent pursuant to its Lease. If Contributor proceeds with another mutually acceptable tenant at a ground rent higher than $65,000.00 per year, the Contribution Consideration will be increased by the amount of rent over $65,000.00 divided by ten percent (10%). The total amount of such increase, if any, to the Contribution Consideration shall be payable in Units in the same manner as provided for the Exchange Consideration. Contributor shall be responsible for all costs to put a tenant other than Applebee's in place in the same manner as above provided. If a lease is not consummated with Applebee's or any other tenant for this pad location, the existing pad building will be factored into the maximum vacancy calculation noted in the immediately preceding paragraph.

        9.9 INSURANCE; UTILITIES. Company acknowledges that Contributor will cause its policies of casualty and liability insurance to be terminated with respect to the Property as of the Closing Date. Company shall be responsible for obtaining its own insurance as of the Closing Date and thereafter. Any deposits for utilities made by Contributor shall be refunded to Contributor and Company shall arrange for any required replacements therefor and Company shall be responsible for obtaining its own utilities as of the Closing Date and thereafter.

        9.10 CLOSE OF ESCROW. Provided that (i) Escrow Holder has received the documents and funds described in Sections 9.3, 9.4, and 9.5 hereof; (ii) Escrow Holder has not received prior written notice from either party to the effect that an agreement of either party made hereunder has not been performed or to the effect that any condition set forth herein has not been satisfied or waived;
(iii) Company has not elected to terminate its rights and obligations hereunder pursuant to Article VII; and (iv) the Title




                                      25.

Company has issued or is unconditionally prepared and committed to issue the Owner's Title Policy to Company, Escrow Holder is authorized and instructed on the Closing Date to:

               (a) cause the Deed to be recorded, in that order, in the Official Records of the appropriate county;

               (b) deliver the Exchange Consideration and the Additional Consideration, if any, in the manner specified by Contributor in separate instructions to Escrow Holder;

               (c) deliver the Assumption Documents to Lender or in accordance with Lender's instructions;

               (d) deliver to Company an original of each of the Bill of Sale, the Lease Assignment and the Contract Assignment, (1) as-recorded conformed copy of the Deed, and a copy of the fully executed Assumption Documents; and deliver to Contributor a copy of the fully executed Bill and Sale, the Lease Assignment, the Contract Assignment, and (1) as-recorded conformed copy of the Deed, and a copy of the fully executed Assumption Documents; and

               (e) deliver Contributor's Non-Foreign Affidavit to Company.

        9.11 NOTIFICATION; CLOSING STATEMENTS. If Escrow Holder cannot comply with the instructions herein (or as may be provided later), Escrow Holder is not authorized to cause the recording of any of the Documents. If Escrow Holder is unable to cause the recording, Escrow Holder shall notify the parties without delay. Immediately after the Closing, Escrow Holder shall deliver to Company and Contributor, respectively, at their addresses listed in Section 15.1 hereof, a true, correct and complete copy of the Contributor's and Company's Closing Statements, in forms customarily prepared by Escrow Holder, as well as all other instruments and documents to be delivered to Company and Contributor.

        9.12   DEFAULT AND REMEDIES.




                                      26.

               (a) If prior to or at Closing, Contributor shall have failed to perform in any material respects any of the covenants and/or agreements contained herein which are to be performed by Contributor, or if any warranty or representation made by Contributor herein is not true and correct in all material respects, Company may seek specific performance of this Agreement or may bring suit for damages against Contributor; provided, however, that any suit for damages brought by Company shall be limited to recovery of Company's actual out of pocket costs and expenses incurred by Company in pursuit of the transactions contemplated hereby. Any such suit for specific performance or damages must be filed within the earlier of (i) ninety (90) days from and after the date Company has actual knowledge of any material misrepresentation or failure of warranty and (ii) one (1) year following Contributor's breach or shall be deemed waived for all purposes. Notwithstanding the foregoing, absent independent arrangements between Company and Contributor, Company shall not be entitled to seek redress against Contributor following the Closing for breaches of representations and warranties that occurred prior to or at Closing, if such breach(es) or the facts underlying such breach(es) were known at the time of Closing by Company.

               With respect to any breach of a representation or warranty of and by Contributor which is not known by Company at Closing, Company shall be entitled, in addition to the foregoing remedies, to be indemnified and held harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred by Company and resulting from or arising out of such breach of a representation or warranty made by Contributor in or pursuant to this Agreement.

               (b) If prior to or at Closing, Company shall have failed to perform in any material respect any of the covenants and/or agreements contained herein which are to be performed by Company or if any warranty or representation made by Company herein is not true and correct in all material respects, then Contributor shall be entitled, after providing Company with written notice thereof and the same remaining uncured for at least three (3) days thereafter, to exercise the remedies set forth in Section 4.6, which shall be Contributor's sole and exclusive remedies in such event.


                                    ARTICLE X

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

        10.1 COMPANY'S REPRESENTATIONS AND WARRANTIES. Company represents and warrants to Contributor as follows:

               (a) Pan Pacific Retail Properties, Inc. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland,




                                      27.

        with full right, power, and authority to take title to the Property, and to enter into and otherwise perform and comply with the terms of this Agreement;

               (b) As of Company's assignment and delegation of its rights and remedies hereunder, the DownREIT LLC will be a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Nevada, and qualified to do business in the State of California, with full right, power and authority to take title to the Property, and to enter into and otherwise perform and comply with the terms of this Agreement;

               (c) This Agreement and all documents executed by Company that are to be delivered to Contributor at the Closing are, or at the time of Closing will be, duly authorized, executed and delivered by Company; and

               (d) This Agreement and all documents executed by Company that are to be delivered to Contributor at the Closing are, or at the Closing will be, legal, valid and binding obligations of Company, and do not, and at the time of Closing will not, violate any provisions of any agreement or judicial order to which Company is a party or to which Company is subject.

        10.2 CONTRIBUTOR'S REPRESENTATIONS AND WARRANTIES. Contributor represents and warrants to Company as follows:

               (a) Contributor is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of California, with full right, power, and authority to convey to Company all of Contributor's right, title and interest in and to the Property, and to enter into and otherwise perform and comply with the terms of this Agreement.

               (b) This Agreement and all documents executed by Contributor that are to be delivered to Company at the Closing are, or at the time of Closing will be, duly authorized, executed and delivered by Contributor.

               (c) This Agreement and all documents executed by Contributor that are to be delivered to Company at Closing are, or at the time of Closing will be, legal, valid and binding obligations of Contributor, and do not, and at the time of Closing will not, violate any provisions of any agreement or judicial order to which Contributor is a party or to which Contributor or the Property is subject.

               (d) To the best of Contributor's knowledge, other than the Property, there are no items, tangible or intangible, real or personal, owned by the Contributor or any affiliate of Contributor as of now or at any time heretofore and used in conjunction with the Property or any portion thereof.




                                      28.

               (e) Contributor has received no notice that the Property, and the existing uses of the Property, are not in compliance with all applicable laws, ordinances, rules, regulations, and requirements of all governmental authorities having jurisdiction thereof, including, without limitation thereto, those pertaining to zoning, land use, subdivision, building, safety, fire and health.

               (f) Contributor has not received any notice that there is any action, suit, proceeding or investigation pending, nor to Contributor's knowledge is any of the foregoing threatened, before any agency, court, or other governmental authority which relates to the Contributor or the ownership, maintenance, or operation of the Property.

               (g) Contributor has not received any notice that there is any condemnation or eminent domain proceeding affecting the Property or any portion thereof currently pending nor, to Contributor's knowledge, is any such proceeding threatened.

               (h) Contributor has received no notice of any failure of the Contributor to comply with any applicable governmental requirements in respect of the use, occupation and construction of the Property, including but not limited to environmental, zoning, platting and other land use requirements which have not been heretofore corrected to the satisfaction of the appropriate governmental authority, and Contributor has received no notice of and has no knowledge of any violations or investigations relating to any such governmental requirement.

               (i) Contributor has received no notice of any default or breach by the Contributor under any covenants, conditions, restrictions, rights-of-way, or easements which may effect the Contributor in respect to the Property or may effect the Property or any portion thereof, and no such default or breach now exists.

               (j) To the best of Contributor's knowledge, there has been no material default or any claim of material default, and no event has occurred which with notice or lapse of time or both would constitute a material default, under any Lease, and to Contributor's knowledge no Tenant has asserted or has any defense, set off, or claim with regard to his tenancy pursuant to his Lease, any law or otherwise.

               (k) To Contributor's actual knowledge, the heating, ventilation, air conditioning, mechanical, electrical and other systems and equipment forming a part of or used in connection with the Property are operative and in good working condition, normal wear and tear excepted, and in compliance with all applicable laws, ordinances, regulations and requirements.




                                      29.

               (l) Contributor is not a foreign person as defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.

               (m) Contributor has not received any notice or complaint from any authority or person that the Property does not comply with all applicable requirements of the Equal Opportunity for Individuals Act
        (ADA), 42 U.S.C. 12101 and the regulations promulgated and set forth at 28 CFR 36.401 et seq.

               (n) To the best of Contributor's knowledge, the survey, mechanical and structural plans and specifications, soils reports, certificates of occupancy, warranties, operating statements, income and expense reports and all other books and records relating to or affecting the Property, and all other contracts or documents delivered to Company pursuant to this Agreement or in connection with the execution hereof are and at the time of Closing will be true and correct copies, are and at the time of Closing will be in full force and effect and contain no material inaccuracies or misstatements of fact, and all such documents in Contributor's possession or control relating to or affecting the Property have been or will be delivered to Company pursuant to this Agreement.

               (o) To the best of Contributor's knowledge, no representation, warranty or statement of Contributor in this Agreement or in any certificate, exhibit or schedule furnished or to be furnished to Company pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements or facts contained therein misleading.

               (p) The copies of the Leases delivered to Company are true and correct copies of all such Leases and are in full force and effect and there are no other agreements, written or oral, with respect to the tenancies.

               (q) To the best of Contributor's knowledge, the copies of the Contracts and all Information previously delivered to Company are true and correct copies of all such Contracts and Information and are in full force and effect. There are no unpaid amounts due and owing by Contributor under any such Contract, except for amounts for which Company is to receive full credit through proration at Closing. There are no other service or maintenance contracts relating to the Property.

               (r) Except as disclosed in writing to Company, there are no commissions, finder's fees or other compensation owing or which may become owing to any broker or any other person or entity with respect to any Lease or occupancy agreement including, without limitation, any such compensation with respect to any future renewals, extensions or expansions thereof.




                                      30.

               (s) Contributor is not party to, or otherwise bound by, any collective bargaining agreement or multi-employer pension fund covering employees who service the Property.

               (t) To the best of Contributor's knowledge, there is no current labor dispute with any maintenance or other personnel or employees of Contributor or any contracts with respect to the Property which could adversely affect the use, operation or value of the Property.

               (u) Contributor knows of no facts nor has Contributor failed to disclose to Company any fact which would prevent Company from using and operating the Property after Closing in the manner in which the Property has been used, leased and operated prior to the date hereof.

               (v) Contributor has not committed nor obligated itself in any manner whatsoever to sell the Property to any party other than Company. Contributor has not hypothecated or assigned any rents or income from the Property in any manner, other than pursuant to any existing mortgage financing secured by the Property as of the Effective Date.

               (w) No governmental authority has notified Contributor of the need to take corrective action regarding elimination or control of Hazardous Materials on or about the Property. Except in accordance with applicable laws, neither Contributor nor, to the best of Contributor's knowledge, any other tenant, occupant or user of the Property has used, generated, manufactured, installed, released, discharged, stored or disposed of any Hazardous Materials on, under, in or about the Property, or transported any Hazardous Materials to or from the Property, and there are no Hazardous Materials or underground storage tanks located on, under, in or about the Property.

               (x) Contributor shall hold as confidential all information concerning Company or the transaction contemplated hereby disclosed to Contributor in connection with said transaction; and Contributor shall not, prior to Closing, release any such information to third parties without Company's prior written consent, except pursuant to a court order requiring such release or as otherwise may be required by law.

        10.3 INVESTMENT REPRESENTATIONS OF CONTRIBUTOR, WARANCH AND GRIBBLE. Each of Contributor, Waranch and Gribble hereby acknowledges its understanding that the Units to be acquired pursuant to this Agreement are intended to be exempt from registration under the Securities Act of 1933, as amended and the rules and regulations in effect thereunder (the "SECURITIES ACT"). In furtherance thereof, Contributor, and each of Waranch and Gribble in contemplation of a distribution of Units to each of them by Contributor, hereby represents and warrants to the Company as follows:




                                      31.

               (a) Except as herein provided, each is acquiring the Units solely for its own account for the purpose of investment and not as a nominee or agent for any other person and not with a view to, or with any intention of, a distribution or resale thereof, in whole or in part, in violation of the Securities Act or state securities or "blue sky" laws. Waranch agrees and acknowledges that, except for the exercise of redemption rights pursuant to the DownREIT operating agreement, and Gribble agrees and acknowledges that, except for the sale contemplated to Company pursuant to the Related Agreement, neither will directly or indirectly, offer, sell, transfer, assign, pledge, hypothecate or otherwise dispose of any of the Units it is issued pursuant to this Agreement in the absence of an effective registration statement under the Securities Act and qualification or other compliance under applicable "blue sky" or state securities laws unless it delivers to the Company an opinion of a lawyer experienced in securities matters and reasonably satisfactory to the Company, to the effect that the proposed sale, transfer, assignment, pledge, hypothecation or other disposition may be affected without registration under the Securities Act and under applicable "blue sky" or state securities laws. Each understands that the Company is under no obligation to register the sale or other transfer of the Units.

               (b) Each is knowledgeable, sophisticated and experienced in business and financial matters and fully understands the limitations on the transfer of restricted securities imposed by the Federal securities laws and as described herein. Each is able to bear the economic risk of holding the Units for an indefinite period and is able to afford the complete loss of its investment in the Units; each has received and reviewed all information and documents about or pertaining to the Company and the issuance of the Units as each deems necessary or desirable, and has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such information and documents, the Company, the business and prospects of the Company and the Units which each deems necessary or desirable to evaluate the merits and risks related to its investments in the Units; and each understands and has taken cognizance of all risk factors related to the purchase of the Units.

               (c) Each is an "accredited investor" as such term is defined in Rule 501 or Regulation D promulgated under the Securities Act.

               (d) Each certificate representing the Units shall bear the following legend:

               "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE




                                      32.

               OF SUCH REGISTRATION UNLESS THE COMPANY HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO COMPANY, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO COMPANY, TO THE EFFECT THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS. IN ADDITION, THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF ONLY IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFER SET FORTH IN THE DownREIT OPERATING AGREEMENT, AS IT MAY BE AMENDED AND RESTATED FROM TIME TO TIME (A COPY OF WHICH MAY BE OBTAINED FROM COMPANY'S MANAGING MEMBERS AT ITS PRINCIPAL EXECUTIVE OFFICES."

               (e) In making the investment in the Units, each has and will rely solely upon the advice of its personal tax advisers with respect to the federal and/or state tax aspects of an investment in the Units and neither the Company nor its managing member, nor any officer, director or other person representing the Company, its managing member, or any of its affiliates, has made any representation regarding the tax consequences of the investments in the Units. The Company shall have no responsibility for any adverse tax consequences imposed on any of them.

               (f) Restrictions on and Information Regarding Beneficial Ownership of LLC Units; Publicly Traded Partnership Representation.

                      (i) Notwithstanding anything to the contrary contained in
               this Agreement or the DownREIT operating agreement, without the consent of the DownREIT LLC, which consent may be given or withheld in the DownREIT LLC's sole and absolute discretion, in no event shall any of them or any transferees or prospective transferees of any of them own or transfer Units such that the number of such holders (or such prospective holders) of Units would, in the aggregate, exceed thirty-five (35) (including as holders any person (a "BENEFICIAL OWNER") owning an interest in a partnership, a limited liability company, a grantor trust, or an S corporation (a "FLOW-THROUGH ENTITY"), that would own, directly or through other Flow-Through Entities, an interest in the DownREIT LLC where substantially all the value of the Beneficial Owner's interest in the Flow-Through Entity would be attributable to the Flow-Through Entity's interest (direct or indirect) in the DownREIT LLC (a "SPECIAL PURPOSE FLOW-THROUGH ENTITY"), and treating Contributor as a Special Purpose Flow-Through Entity for purposes of this paragraph).




                                      33.

                      (ii) From the date of this Agreement until the Closing,
               and then so long as any recipient of Units (each, a "HOLDER" and collectively, the "UNIT HOLDERS") who is not a natural person holds any Units, such Unit Holder shall notify the DownREIT LLC in writing promptly upon any change in the identity or number of its direct or indirect Partners (as defined below) as identified pursuant to this Agreement, and shall provide such information as the DownREIT LLC may reasonably request with respect to any such change. Each Unit Holder shall use its best efforts to secure the compliance of any Flow-Through Entities that hold direct or indirect interests in such Unit Holder with the requirements of this Section as if such requirements applied directly to such entities. For purposes of this Agreement, the term "Partners" means, collectively, with respect to an entity, the holders of all beneficial or other direct or indirect ownership interests in such entity, including, without limitation, all partners, members, and beneficiaries and, to the extent any such partner, member, or beneficiary is not a natural person, the holders of all beneficial other direct or indirect ownership interests in such partner, member, or beneficiary. Each Unit Holder acknowledges that the provisions of this Section are imposed to aid the DownREIT LLC in avoiding taxation as a "publicly traded partnership" for federal income tax purposes, agrees that monetary damages may be insufficient to remedy the potential harm caused by any breach of the provisions of this Section, and agrees that injunctive relief, including specific performance or other equitable remedy would be an appropriate remedy. The provisions of this Section shall survive the Closing.

                      (iii) Contributor represents and warrants to the DownREIT
               LLC that it is not and has never been a "publicly traded partnership" (as such term is defined in Section 469(k)(2) or Section 7704(b) of the Internal Revenue Code of 1986, as amended).

No examination or investigation of the Property by or on behalf of the Company prior to the Closing shall in any way modify, affect, or diminish Contributor's obligation under the representations, warranties, covenants, and agreements contained in this Agreement.

        10.4 CONTINUATION AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties by the respective parties contained in this
Article 10 are intended to and shall remain true and correct as of the time of the Closing, shall be deemed to be material, and shall survive the execution and delivery of this Agreement, the delivery of the Deed and transfer of title to the Property for a period of one (1) year following the Closing Date.




                                      34.

                                   ARTICLE XI

                                   POSSESSION

        Possession of the Property shall be delivered to Company immediately following the Closing, subject to the rights of Tenants.


                                   ARTICLE XII

                            OPERATION OF THE PROPERTY

        During the Escrow Period, Contributor shall not accept any payment of rent (except as a security deposit) or other charges from any tenant of the Property applicable to a period exceeding one (1) month in advance, nor apply any security deposit to rent due from any tenant of the Property without in each case obtaining Company's prior written consent thereto (which consent shall not be unreasonably withheld or delayed by Company). In addition to the foregoing,
Contributor: (i) shall manage, maintain, operate, and service the Property consistent with standards in the industry for the first class operation of similar projects of comparable quality in the same area as the Property is located, maintaining present services; (ii) shall keep the Property and every portion thereof in reasonably good working order and repair; (iii) shall maintain a sufficient inventory of supplies, materials, equipment and other personal property for the proper management, maintenance, operation and servicing of the Property; and (iv) shall not, except with Company's prior written consent (which consent shall not be unreasonably withheld or delayed by Company), approve, consent to, or otherwise permit any material change in the operations of the Property during the Escrow Period, including, without limitation:

        (a) any material alterations to the Improvements except as may be necessary in order to perform ordinary, scheduled maintenance;

        (b) cancellation of or material reduction in the amount or scope of coverage under any insurance currently maintained with respect to the Property;

        (c) cancellation or surrender of any existing Permit; and

        (d) any other material variation from Contributor's ordinary course of business in connection with the Property.


                                  ARTICLE XIII

                  LOSS BY FIRE OR OTHER CASUALTY; CONDEMNATION

        13.1 DAMAGE OR DESTRUCTION.




                                      35.

               (a) Before the Closing, risk of loss with regard to the Property shall be borne by Contributor. If, before the Closing, the Improvements or the Personal Property are destroyed or materially damaged, Company's rights and obligations with respect to the Property shall be as follows:

                      (i) if with respect to the Property the destruction or
               damage involves a diminution in value equal to or less than One Hundred Thousand and No/100ths Dollars ($100,000.00) ("DIMINUTION THRESHOLD"), Company shall be obligated to proceed to close the transaction (subject to satisfaction of the other provisions hereof) and, if, but only if, Escrow actually closes, Company shall receive a credit against the Contribution Consideration equal to the lesser of (A) the cost to repair the damage or destruction and (B) the amount of the deductible under Contributor's casualty insurance policy; or

                      (ii) if the destruction or damage involves a diminution in value of more than the Diminution Threshold, Company shall have the option (which must be exercised by Company within fifteen
               (15) calendar days after Company's receipt of written notice from Contributor advising of such destruction or damage), to terminate this Agreement or proceed with the Closing. If Company elects to proceed with Closing, Company shall receive a credit against the Contribution Consideration equal to the lesser of (A) the cost to repair the damage or destruction and (B) the amount of the deductible under Contributor's casualty insurance policy.

               (b) If Company and Contributor cannot agree as to the diminution in value, then such diminution in value shall be determined by subtracting from the Contribution Consideration the fair market value of the Property after the damage, as determined by an M.A.I. appraiser appointed by two (2) other M.A.I. appraisers nominated one (1) each by Contributor and Company. The expense of the appraiser shall be borne equally by Company and Contributor.

               (c) If Company elects to terminate this Agreement under subsection (a)(ii) above, this Agreement shall become null and void and of no further force or effect as to all unperformed rights and obligations of the parties and, except as provided in Sections 5.3, 5.5,
        15.2 and 15.10 hereof, neither Company nor Contributor shall have any further rights, duties, liabilities or obligations to the other by reason thereof, other than those rights and obligations that, by their terms, survive termination of this Agreement. In the event of such termination, the costs of the Title Company and Escrow Holder shall be borne equally by Company and Contributor. Also, each party shall bear its own costs incurred hereunder.

        13.2   CONDEMNATION.




                                      36.

               (a) If, before the Closing, all of the Property shall be taken by condemnation or eminent domain, this Agreement shall become null and void and of no further force or effect as to all unperformed rights and obligations of the parties and, except as provided in Sections 5.3, 5.5,
        15.2 and 15.10 hereof, neither Company nor Contributor shall have any further rights, duties, liabilities or obligations to the other by reason hereof, other than those rights and obligations that, by their terms, survive the termination of this Agreement. In the event of such termination, the costs of the Title Company and Escrow Holder shall be borne equally by Company and Contributor. Also, each party shall bear its own costs incurred hereunder.

               (b) If, before the Closing, (i) less than all of the Property shall be taken by condemnation or eminent domain, (ii) there is any taking of land lying in the bed of any street, road, highway or avenue, open or proposed, in front of or adjoining all or any part of the Land, or (iii) there is any change of grade of such street, road, highway or avenue, provided such taken or change of grade involves a diminution in value of more than the Diminution Threshold, then Company, at Company's option, may terminate this Agreement as to that portion of the Property attributable to the affected Shopping Center and proceed with the Closing as to the remainder of the Property, or to terminate this Agreement as to all of the Property. If Company elects to terminate this Agreement under this subsection (b), this Agreement shall become null and void and of no further force or effect and, except as provided in Sections 5.3, 5.5, 15.2 and 15.10 hereof, neither Company nor Contributor shall have any further rights, duties, liabilities or obligations to the other by reason hereof, other than those rights and obligations that, by their terms, survive the termination of this Agreement. In the event of such termination, the costs of the Title Company and Escrow Holder shall be borne equally by Company and Contributor. Also, each party shall bear its own costs incurred hereunder.

               (c) If Company and Contributor cannot agree as to the diminution in value, then such diminution in value shall be determined by subtracting from the Contribution Consideration the fair market value of the Property after the taking, as determined by an M.A.I. appraiser appointed by two (2) other M.A.I. appraisers nominated one (1) each by Contributor and Company. The expense of the appraiser shall be borne equally by Company and Contributor.

               (d) If this Agreement is not terminated in accordance with the foregoing, or if such taking involves a diminution in value equal to or less than the Diminution Threshold, Company shall accept title to the Property subject to such taking. In such event, Company shall receive a credit against the Contribution Consideration in amount of the diminution in value, and the award for such taking shall be paid to Contributor.




                                      37.

                                   ARTICLE XIV

                                 AS-IS PURCHASE

        Upon entering into this Agreement, Company represents and warrants that it has performed or will perform a full range of investigation and inspection of the Property, and will or has satisfied itself as to the condition of the Property and its suitability for the purposes intended by Company. Company acknowledges and agrees that Contributor has made no representations or warranties with respect to the toxic or hazardous materials or other condition of the Property whatsoever, express or implied, except as expressly set forth otherwise in Section 10.2 above, and, otherwise, that Company's purchase of the Property is "As Is" in its present state and condition, and that any and all improvements and utilities required within the perimeter of the Property and any and all improvements, utilities, and utility extensions outside of the perimeter of the Property required to serve the Property, and all costs and expenses thereof, shall be the sole responsibility of Company. Except as above provided, in purchasing the Property Company is relying solely upon its own inspection and investigation of the Property, and not upon any representation, warranty, statement, study, report, description, guideline, or other information or materials made or furnished by Contributor or any of its officers, employees, agents, brokers, attorneys, or representatives, whether written or oral, express or implied, of any nature whatsoever.


                                   ARTICLE XV

                                  MISCELLANEOUS

        15.1 NOTICES. Any communication, notice or demand of any kind whatsoever that either party may be required or may desire to give to or serve upon the other shall be in writing, addressed to the parties at the addresses set forth below, and delivered by personal service, by Federal Express or other reputable overnight delivery service, or by facsimile transmission:

               If to Contributor:   Rancho Las Palmas Center Associates
                                    c/o Bend Properties, Inc.
                                    1920 Main Street, Suite 150
                                    Irvine, California 92614

                                    Attn:   Stan Gribble

                                    Telephone No.: (949) 261-6464
                                    Facsimile No.: (949) 261-6331




                                      38.

               With a copy to:      Solomon, Ward, Seidenwurm & Smith, LLP
                                    401 B Street, Suite 1200
                                    San Diego, California 92101

                                    Attn:   Robert F. LaScala, Esq.

                                    Telephone No.: (619) 231-0303
                                    Facsimile No.: (619) 231-1755

               If to Company:       Pan Pacific Retail Properties, Inc.
                                    1631-B South Melrose Drive
                                    Vista, California 92083

                                    Attention:     Stuart Tanz

                                    Telephone No.: (760) 727-1002
                                    Facsimile No.: (760) 727-1430


               With a copy to:      Hale Lane Peek Dennison Howard and Anderson
                                    100 West Liberty Street, 10th Floor
                                    Reno, Nevada 89501

                                    Attention:     Dave Davis, Esq.

                                    Telephone No.: (775) 327-3000
                                    Facsimile No.: (775) 786-6179


        Any such notice shall be deemed delivered as follows: (a) if personally delivered, the date of delivery to the address of the person to receive such notice; (b) if sent by Federal Express or other reputable overnight courier service, the date of delivery to the address of the person to receive such notice; or (c) if sent by facsimile transmission, on the Business Day transmitted to the person to receive such notice if sent by 5:00 p.m.,Pacific time, on such Business Day, and the next Business Day if sent after 5:00 p.m., Pacific time, or on a day other than a Business Day. Any notice sent by facsimile transmission must be confirmed by sending by Federal Express or other reputable overnight delivery service a copy of the notice sent by facsimile transmission. Any party may change its address for notice by written notice given to the other at least five (5) calendar days before the effective date of such change in the manner provided in this Section 15.1.




                                      39.

        15.2 BROKERS AND FINDERS. In the event of a claim for broker's fees, finder's fees, commissions or other similar compensation in connection herewith:
(i) Company, if such claim is based upon any agreement alleged to have been made by Company, shall indemnify, defend (using counsel reasonably satisfactory to Contributor) and hold Contributor harmless from and against any and all damages, liabilities, costs, expenses and losses (including, without limitation, attorneys' fees and costs) that Contributor sustains or incurs by reason of such claim; and (ii) Contributor, if such claim is based upon any agreement alleged to have been made by Contributor, shall indemnify, defend (using counsel reasonably satisfactory to Company) and hold Company harmless from and against any and all damages, liabilities, costs, expenses and losses (including, without limitation, attorneys' fees and costs) that Company sustains or incurs by reason of such claim. The provisions of this subsection shall survive the termination of this Agreement or the Closing.

        15.3 SUCCESSORS AND ASSIGNS. Immediately upon the formation of the DownREIT LLC, Company shall assign and delegate its rights and obligations hereunder to the DownREIT LLC, and upon such assignment and delegation, the DownREIT LLC shall be deemed the Company hereunder for all purposes. Other than such assignment, neither Contributor nor Company may assign its rights hereunder without the prior written consent of the other party, which consent may be withheld in such party's sole and absolute discretion; and any attempted or purported assignment in contravention of the terms and provisions of this
Section 15.3 shall be null and void. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, administrators and permitted successors and assigns.

        15.4 AMENDMENTS. This Agreement may be amended or modified only by a written instrument executed by both parties.

        15.5 INTERPRETATION. Words used in the singular shall include the plural, and vice-versa, and any gender shall be deemed to include the other. The captions and headings of the Articles and Sections of this Agreement are for convenience of reference only, and shall not be deemed to define or limit the provisions hereof. Further, each party hereby acknowledges that such party and its counsel, after negotiation and consultation, have reviewed and revised this Agreement. As such, the terms of this Agreement shall be fairly construed and the usual rule of construction, to the effect that any ambiguities herein should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto.

        15.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

        15.7 MERGER OF PRIOR AGREEMENTS. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes




                                      40.

all prior and contemporaneous oral or written representations, warranties, statements, documents, understandings and agreements with respect thereto.

        15.8 ATTORNEYS' FEES AND COSTS. If either Company or Contributor brings any suit or other proceeding with respect to the subject mater or the enforcement of this Agreement, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover reasonable attorneys' fees, expenses and costs of investigation actually incurred. The foregoing includes, without limitation, attorneys' fees, expenses and costs of investigation incurred in appellate proceedings, costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code, 11 United States Code Section 101 et seq., or any successor statutes.

        15.9 TIME OF ESSENCE. Time is of the essence of this Agreement.

        15.10 CONFIDENTIALITY. Company and Contributor agree that, to the extent reasonably practical, they shall keep the contents of this Agreement and the contents of any environmental report prepared by or for Company in connection with this Agreement confidential and that no publicity or press release to the general public or otherwise with respect to this transaction shall be made by either party without the prior written consent of the other party (which consent may be given or denied in the other party's sole and absolute discretion), except that Company is hereby authorized to prepare and issue a press release to the general public announcing its purchase of the Property at the Closing. Otherwise, the confidentiality provisions of this Section 15.10 shall survive the Closing.

        15.11 NO WAIVER. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party make the waiver.

        15.12 FURTHER ACTS. Each party, at the request of the other, shall execute, acknowledge (if appropriate) and deliver whatever additional documents, and do such other additional acts, as may be reasonably required in order to accomplish the intent and purposes of this Agreement.

        15.13 EXHIBITS. Exhibits A through H, inclusive, and Schedule 1 are attached hereto and incorporated herein by reference.

        15.14 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which, when taken together, shall constitute one and the same instrument, with the same effect as if all of the parties to this Agreement had executed the same counterpart. Any




                                      41.

signature page of any counterpart of this Agreement may be detached and reattached to any other counterpart of this Agreement.

        15.15 NO INTENT TO BENEFIT THIRD PARTIES. Contributor and Company do not intend by any provision of this Agreement to confer any right, remedy or benefit upon any third party, and no third party shall be entitled to enforce, or otherwise shall acquire any right, remedy or benefit by reason of, any provision of this Agreement.

        15.16 PERFORMANCE DUE ON DAY OTHER THAN BUSINESS DAY. If the time period for the performance of any act called for under this Agreement expires on a Saturday, Sunday or Holiday, the act in question may be performed on the next succeeding Business Day.

        15.17 JOINT AND SEVERAL OBLIGATIONS. If Company or Contributor is comprised of more than one person or entity, then all persons or entities that comprise Company and Contributor, as applicable, shall be jointly and severally liable for all the covenants, agreements, and obligations of Company or Contributor, as the case may be, contained in this Agreement.

        15.18 SURVIVAL OF OBLIGATIONS. In addition to terms which by their express provision are to survive the Closing, all other terms and provisions which by their nature are to be performed or be applicable after the Closing shall survive the Closing.




                                      42.

        15.19 AUDIT RESPONSIBILITIES. From time to time, both before and after Closing, Company may be engaged in financing and other transactions which will require that both Company and the operation of the Property be audited as to then current and past operations of the Property, including periods of time during which Contributor owned the Property. As a material inducement for Company to enter into this Agreement, Contributor agrees that upon written request of Company, Contributor shall render its timely and cooperative efforts, at no additional cost to Contributor, to any such auditors in delivering such responses to inquiries and information as is within the knowledge or records of Contributor with respect to the operations of the Property or which is within the control or reasonable ability of Contributor to obtain, including, without limitation, operating statements and other financial information relevant to the Property and its operations. In addition to the foregoing, Contributor shall sign and deliver to any such auditor, such auditor's standard representation letter with respect to the foregoing matters, revised by Contributor only to the extent necessary to make same true and correct as to the matters represented therein by Contributor.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates written below.

                                        "Contributor"

                                        RANCHO LAS PALMAS CENTER ASSOCIATES,
                                        A CALIFORNIA LIMITED PARTNERSHIP

                                        By: RLP ASSOCIATES, INC.
                                        Its: GENERAL PARTNER

                                        /s/ STANLEY W. GRIBBLE
                                        ---------------------------------------
                                        By:   STANLEY W. GRIBBLE
                                        Its:  PRESIDENT



                                        "Company"

                                        PAN PACIFIC RETAIL PROPERTIES, INC.,
                                        A MARYLAND CORPORATION



                                        /s/ STUART A. TANZ
                                        ----------------------------------------
                                        By:  STUART A. TANZ
                                        Its: PRESIDENT & CHIEF EXECUTIVE OFFICER





                                      43.

                        ACCEPTANCE OF ESCROW INSTRUCTIONS

        The undersigned, as Escrow Holder in connection with the purchase and sale of the Property, hereby acknowledges the terms and conditions of the escrow instructions set forth in this Agreement and agrees to perform its obligations in connection therewith.

                                        "ESCROW HOLDER"




                                        By: /s/ THERESA M. KILMER
                                            -----------------------------------

                                        Print Name: Theresa M. Kilmer
                                                    ---------------------------

                                        Print Title:
                                                     --------------------------





                                      44.